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                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  [X]
Filed by a party other than the registrant  [_]

Check the appropriate box:
[_]   Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]   Definitive Proxy Statement
[_]   Definitive Additional Materials
[X]   Soliciting Material Under Rule 14a-12

                              ANDOVER BANCORP, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]   No fee required
[_]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i) (1), 14a-6(i)(2) or
      Item 22(a) of Schedule 14A.
[_]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)  Proposed maximum aggregate value of transaction:
      (5)  Total fee paid:

[_]   Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was
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On June 11, 2001, Banknorth Group, Inc. and Andover Bancorp issued the following press release:



                              FOR IMMEDIATE RELEASE
                        FOR FURTHER INFORMATION, CONTACT:
                 BRIAN ARSENAULT, SVP, CORPORATE COMMUNICATIONS
                                  207 761-8517

                   Banknorth to Expand Massachusetts Presence
                 Announces Acquisition of Andover and MetroWest

Banknorth Group will host a conference call at 2 P.M. Eastern Time today, June 11, 2001 to elaborate on the strategic rationale and financial implications of the acquisitions. The dial-in number is 800 946-0720, Confirmation code, 742179. International number is 719 457-2646, same confirmation code. A 48-hour replay will commence at 5 p.m. today. Replay dial-in is 888 203-1112, confirmation code 742179. A webcast of the conference call is also available at www.banknorth.com (go to Investor Relations site). Presentation materials to be used in the conference call will be available at the website after 9:30 a.m. Eastern Time or by calling 207 761-8510.

Portland, Maine, June 11, 2001 - Banknorth Group, Inc. (NASDAQ: BKNG), announced today that it has signed separate definitive agreements to acquire both Andover Bancorp, Inc. ("Andover") (NASDAQ: ANDB) for approximately $333 million in stock, and MetroWest Bank ("MetroWest") (NASDAQ: MWBX) for approximately $166 million in cash. The acquisitions will increase the Company's total assets from just over $18 billion to approximately $21 billion and expand its Massachusetts banking franchise to 114 branches and nearly $9 billion in assets.

At March 31, 2001 Andover had total assets of $1.8 billion, deposits of $1.3 billion and shareholders' equity of $160 million, and serviced its customer base from 15 branch locations covering Essex and Middlesex counties in Massachusetts and Rockingham County in New Hampshire. At the same date, MetroWest had total assets of $914 million, deposits of $705 million and shareholders' equity of $63 million, and served Middlesex, Norfolk, Suffolk, and Worcester counties in Massachusetts through 17 branch locations.

"These acquisitions are a natural extension of our Massachusetts banking franchise, and significantly enhance our presence in the economically vibrant communities of Greater Boston," said William J. Ryan, Chairman, President and Chief Executive Officer of Banknorth. "Both Andover and MetroWest customers will benefit from having greater convenience through our extensive network of branches and ATMs and will enjoy a broader selection of products and services."


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Gerald T. Mulligan, Andover's President, said the enhanced product offerings include trust and investments services, cash management and government banking services.

"Banknorth is an ideal acquirer for Andover," said Mr. Mulligan. "Banknorth shares Andover's commitment to customer service and lending to the local community."

John J. McArdle III, Chief Executive Officer of MetroWest Bank, similarly noted that its customers would benefit from expanded services.

"It was important to us that any acquirer share our commitment to community banking and be in a position to enhance our ability to meet our customers' needs," said Mr. McArdle. "Our customers will now also be served by a much larger banking franchise with branches in many surrounding communities."

Under the terms of the agreement to acquire Andover, shareholders will receive a fixed exchange ratio of 2.27 shares of Banknorth common stock for each share of Andover they hold plus cash in lieu of any fractional share interest. Based on Banknorth's closing price on June 8, 2001 of $21.19 per share, this would equal $48.10 a share. The exchange will be tax free and accounted for as a purchase transaction.

The MetroWest agreement calls for shareholders of MetroWest to receive $11.50 in cash for each share they hold.

Both agreements were approved by the Board of Directors of Banknorth and by the Board of Directors of Andover and MetroWest, respectively. The transactions are expected to be completed by year-end, and are subject to regulatory approval and approval by the respective shareholders of Andover and MetroWest. It is expected that the operational integration of the institutions will be completed during the first quarter of 2002.

In connection with these transactions, Andover and MetroWest each granted to Banknorth an option to purchase 19.9 percent of its outstanding common stock under certain conditions.

Andover's Massachusetts franchise (including Gloucester Bank and Trust Company), and MetroWest's branches will be merged into Banknorth's existing Massachusetts bank, First Massachusetts Bank, N.A., resulting in a subsidiary bank with 114 branches, $5.5 billion in deposits and nearly $9 billion in assets. Andover also operates three branches in Rockingham County, New Hampshire, where Banknorth already enjoys the leading deposit market share with First Massachusetts branches and branches of its New Hampshire subsidiary, Bank of New Hampshire, N.A.

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The addition of Andover and MetroWest to Banknorth's Massachusetts franchise will move Banknorth into the No. 5 market share position in the Boston metropolitan statistical area, the fourth most populous MSA in the country. In addition, the acquisitions will give Banknorth the No. 2 deposit market share in Essex County (currently No. 7), with an average household income of $67,906, and the No. 7 deposit market share in Middlesex County (currently No. 19), with an average household income of $82,492, as well as enhancing Banknorth's existing No. 3 market share position in Worcester County, with an average household income of $58,198.

"We gain significant market share in important Massachusetts markets," said Mr. Ryan. "We are becoming an important force in banking and financial services in Massachusetts, which complements our leading market position in Maine and New Hampshire and number two market position in Vermont."

Banknorth Group, Inc., headquartered in Portland, Maine, is the country's 36th largest commercial banking company by assets with total assets of $18.3 billion at March 31, 2001. The Company operates banking subsidiaries in Maine, Peoples Heritage Bank, NA, in New Hampshire, Bank of New Hampshire, NA, in Massachusetts, First Massachusetts Bank, NA, in Vermont, The Howard Bank, NA, Franklin Lamoille Bank, NA and First Vermont Bank, NA, and New York, Evergreen Bank, NA. In north central Connecticut, the Company's banking presence is GBT, a division of First Massachusetts Bank, NA.

The Company also operates a variety of insurance agencies in New England as subsidiaries of Morse, Payson & Noyes, Insurance, its lead agency, a money management firm, The Stratevest Group, NA, an investment subsidiary, Bancnorth Investment Planning Group, and a leasing company, Banknorth Leasing. Other subsidiaries and divisions provide services in mortgage banking, asset based lending, private banking, merchant services and other financial services.

Andover Bancorp Inc. is a $1.8 billion bank holding company headquartered in Andover Massachusetts, approximately 25 miles north of Boston. Andover Bancorp is the parent company of Andover Bank and Gloucester Bank and Trust Company, which serve consumer and business customers in northern Massachusetts and southern New Hampshire. Andover Bank operates banking offices in Andover, Lawrence, Methuen, North Andover and Tewksbury, Massachusetts and in Derry, Londonderry and Salem, New Hampshire. Gloucester Bank and Trust operates banking offices in Gloucester, Massachusetts.

MetroWest Bank is a state chartered financial institution headquartered in Framingham, Massachusetts with assets of nearly $1 billion. The former Framingham Savings Bank was renamed MetroWest Bank in 1996 to reflect its geographic presence in the western area of metropolitan Boston and to signify its transition to commercial banking. MetroWest has branches in Middlesex, Worcester and Norfolk counties in Massachusetts.


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This press release may contain forward-looking statements with respect to the financial condition, results of operations and business of Banknorth upon consummation of the acquisitions of Andover and MetroWest, including statements relating to: (a) the estimated cost savings and accretion to reported earnings that will be realized from the acquisitions; (b) the estimated impact on revenues of the acquisitions, and (c) the restructuring charges expected to be incurred in connection with the acquisitions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) estimated cost savings from the acquisitions cannot be fully realized within the expected time frame;
(2) revenues following the acquisitions are lower than expected; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of Banknorth and Andover and/or MetroWest are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the markets in which Banknorth will be doing business, are less favorable than expected; or (7) legislation or changes in regulatory requirements adversely affect the businesses in which Banknorth would be engaged.

Banknorth and Andover will be filing relevant documents concerning the merger with the Securities and Exchange Commission including a registration statement on Form S-4 containing a prospectus/proxy statement. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Banknorth will be available free of charge from the Secretary of Banknorth (Carol L. Mitchell, Secretary, Banknorth Group, Inc., Two Portland Square, P.O. Box 9540, Portland, Maine 04112-9540, telephone (207) 761-8500), and documents filed with the SEC by Andover will be available free of charge from the Secretary of Andover (Cynthia J. Milne, Secretary, Andover Bancorp, Inc., 61 Main Street, Andover, Massachusetts 01810, telephone (978) 749-2000). The directors and executive officers of Andover may be deemed to be participants in the solicitation of proxies to approve the merger. Information about the directors and executive officers of Andover and ownership of Andover common stock is set forth in Andover's proxy statement as filed with the SEC on March 19, 2001. Additional information about the interests of those participants may be obtained from reading the definitive prospectus/proxy statement regarding the proposed acquisition when it becomes available. ANDOVER INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

MetroWest will be filing relevant documents concerning the acquisition with the Federal Deposit Insurance Corporation including a proxy statement. WE URGE INVESTORS TO READ THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain these documents from the offices of the FDIC located at 250 E Street, S.W., Washington, D.C. 20219, telephone (800) 945-2186. The FDIC also maintains a website at www.fdic.gov. In addition, documents filed with the FDIC by MetroWest will be available free of charge from MetroWest (Brian Manning, Chief Financial Officer, MetroWest Bank, 15 Park Street, Framingham, Massachusetts 01701-9111, telephone (508) 620-0300). The directors and executive officers of MetroWest may be deemed to be participants in the solicitation of proxies to approve the acquisition. Information about the directors and executive officers of MetroWest and ownership of MetroWest common stock is set forth in MetroWest's proxy statement as filed with the FDIC on March 19, 2001. Additional information about the interests of those participants may be obtained from reading the definitive proxy statement regarding the proposed acquisition when it becomes available. MetroWest INVESTORS SHOULD READ THE PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE FDIC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE ACQUISITION.